Exhibit 99.1

HSN, Inc. Names Bill Brand President of HSN

Brand to remain CMO of HSNi to Drive Marketing Innovations that Position HSNi as the Leader in an Era of Boundaryless Retail

St. Petersburg, FL – July 8, 2014 – Interactive multichannel retailer HSN, Inc. (NASDAQ: HSNI) announced today the promotion of Bill Brand to President of HSN, effective immediately. Mr. Brand will retain his role as Chief Marketing Officer of HSNi and will continue to report directly to HSNi CEO Mindy Grossman. Mr. Brand is also an Executive Officer of the company.

“Eight years ago, Bill was the first person I hired to join the HSN team and has been one of my key partners in transforming HSN into the full network of experiences that it is today,” said Mindy Grossman, Chief Executive Officer, HSNi. “As we continue to innovate, collaborate and leverage the power of technology to create a compelling experience for consumers, Bill’s leadership, talent and unbridled passion will help ensure HSN remains the leading experiential retailer.”

For more than 25 years, Bill has been a transformational leader in the media, entertainment and retail industries. Mr. Brand’s entertainment integration strategy has resulted in unique partnerships with major film studios, the production of world-class events, the launch of global brands and innovative content across all our platforms. Recent partnerships such as Univision, AOL, Disney and Toyota as well as new marketing and CRM capabilities have all contributed to HSN’s highest customer file growth, now exceeding 5 million active customers.

In his role as President, Bill will look to forge new strategies for the growth of HSN as well as continue to position HSNi as a leader in the retail industry. He will assume responsibility of Merchandising, Programming, Planning and HSN2 in addition to his current responsibilities. With this comprehensive scope he will be able to both lead HSN as well as contribute to the broader HSNi portfolio.

“HSN is uniquely positioned to transform the retail industry by creating new ways for consumers to experience and interact with their favorite brands through content and commerce across all platforms,” said Bill Brand, HSN President and Chief Marketing Officer for HSNi. “I am extremely gratified to lead a world-class team at HSN and continue to work with Mindy Grossman and our exceptional partners to develop inspiring events for our loyal television, online, social and mobile customers.”

Mr. Brand joined HSN in 2006 as SVP of Programming. He has continually taken on increased areas of responsibility, adding Marketing and New Business Development followed by TV Operations, Creative and Digital. In 2013, Brand was promoted to Chief Marketing and Business Development Officer of HSNi.

Prior to joining HSN, Mr. Brand spent more than ten years holding senior executive positions in programming with Lifetime and VH1, contributing to rapid growth and development of both entertainment networks. He spent the first decade of his career in news management at regional television stations nationwide and has received numerous awards for his work in journalism.

He is a member of the Board of Directors for the National Retail Federation Foundation and the GRMA Advisory Board.

About HSN, Inc.:

HSN, Inc. (NASDAQ: HSNI) is a $3.4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 320 million catalogs annually, operates eight separate digital sales sites and operates 10 retail and outlet stores.

Contact:

Gigi Ganatra Duff (Media)

727-872-4808

gigi.ganatraduff@hsn.net